ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-155535 Dated December 21, 2009

JPMorgan Chase & Co. Principal Protection Notes

Linked to the Dow Jones — UBS Commodity Index due June 23, 2015

Market Strategies to Complement Traditional Fixed Income Investments

Investment Description

Principal Protection Notes (the “Notes”) are notes issued by JPMorgan Chase & Co. (the “Issuer”) linked to the performance of the Dow Jones — UBS Commodity Index (the “Index”). The Index tracks the performance of exchange-traded futures contracts on certain physical commodities. The Notes provide full principal protection at maturity while benefiting from any positive performance of the Index, up to a Maximum Gain on the Notes of at least 48.75% (to be determined on the Trade Date) at maturity. If the Index Return is positive, at maturity of the Notes you will receive your principal plus the Index Return, subject to the Maximum Gain. If the Index Return is zero or negative, at maturity you will receive only your principal amount. The principal protection feature applies only if you hold the Notes to maturity. Any payment on the Notes, including the principal protection feature, is subject to the creditworthiness of the Issuer.

Features

❑

Appreciation Potential—At maturity, you will participate in any positive performance of the Index up to the Maximum Gain, which will be determined on the Trade Date and which will not be less than 48.75%.

❑

Full Protection of Principal—At maturity of the Notes, you will receive a cash payment equal to at least your initial principal amount. Principal protection only applies if the Notes are held to maturity, and is subject to the creditworthiness of the Issuer.

Key Dates1

Trade Date:	December 21, 2009
Settlement Date:	December 24, 2009
Final Valuation Date[2]:	June 18, 2015
Maturity Date[2]:	June 23, 2015
CUSIP:	46634E783
ISIN:	US46634E7830
[1]

The Notes are expected to price on or about December 21, 2009 and settle on or about December 24, 2009. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Notes remains the same.

[2]

Subject to postponement in the event of a market disruption event or certain other circumstances as described under “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement no. UBS-9-A-II, and also, subject to the impact of a commodity hedging disruption event as described under “General Terms of the Notes — Market Disruption Events” and “General Term of Notes — Consequences of a Commodity Hedging Disruption Event” in the accompanying product supplement no. UBS-9-A-II.

Note Offering

We are offering Principal Protection Notes linked to the performance of the Dow Jones — UBS Commodity Index. The return on the Notes is subject to, and will not exceed, a Maximum Gain which will be determined on the Trade Date and which will not be less than 48.75%. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples of $10 in excess thereof.

See “Additional Information about JPMorgan Chase & Co. and the Notes” in this free writing prospectus. The Notes will have the terms specified in the prospectus dated November 21, 2008, the prospectus supplement dated November 21, 2008, product supplement no. UBS-9-A-II dated December 21, 2009 and this free writing prospectus. See “Key Risks” in this free writing prospectus and “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. UBS-9-A-II for risks related to investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product supplement no. UBS-9-A-II. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees and Commissions(2)	Proceeds to Us
Per Note	$10	$0.2375	$9.7625
Total	$	$	$

(1)

The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-25 and “Plan of Distribution (Conflicts of Interest)” beginning on page PS-111 of the accompanying product supplement no. UBS-9-A-II and “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

(2)

UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date. In no event will the commission received by UBS exceed $0.2375 per $10 principal amount Note.

The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term “JPMorgan Chase & Co.” Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in these offerings will arrange to send you the prospectus, each prospectus supplement, product supplement no. UBS-9-A-II and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008, relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. UBS-9-A-II dated December 21, 2009. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-9-A-II, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦ Product supplement no. UBS-9-A-II dated December 21, 2009:

http://www.sec.gov/Archives/edgar/data/19617/000119312509256336/d424b21.pdf

♦ Prospectus supplement dated November 21, 2008:

http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

♦ Prospectus dated November 21, 2008:

http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦	You seek a five-and-a-half-year investment with a return linked to the performance of the Index.

♦	You believe that the Index will appreciate over the term of the Notes and that such appreciation is unlikely to significantly exceed the Maximum Gain at maturity.

♦	You seek an investment that offers principal protection when the Notes are held to maturity.

♦	You are willing to invest in the Notes based on the Maximum Gain of at least 48.75%.

♦	You do not seek current income from this investment.

♦	You are willing and able to hold the Notes to maturity and are aware that there may be little or no secondary market for the Notes.

♦	You are comfortable with the creditworthiness of JPMorgan Chase & Co., as Issuer of the Notes.

The Notes may not be suitable for you if, among other considerations:

♦	You are unwilling or unable to hold the securities to maturity.

♦	You seek an investment that is exposed to the full potential appreciation of the Index, without a cap on the Payment at Maturity that is equivalent to the Maximum Gain of at least 48.75%.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦	You seek current income from this investment.

♦	You seek an investment for which there will be an active secondary market.

♦	You are not willing or are unable to assume the credit risk associated with JPMorgan Chase & Co., as Issuer of the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 6 of this free writing prospectus and “Risk Factors” in the accompanying product supplement no. UBS-9-A-II for risks related to an investment in the Notes.

Indicative Terms

Issuer	JPMorgan Chase & Co.

Issue Price	$10 per Note

Term	5.5 years (approximately)

Principal Protection	100% if held to Maturity

Payment at Maturity* (per Note)

If the Index Return is positive, you will receive at maturity a cash payment, for each $10 principal amount Note, which will be calculated as follows:

$10 + ($10 × Index Return)

provided, however, that in no event will you receive at maturity an amount that is greater than $10 + ($10 × Maximum Gain).

If the Index Return is zero or negative, you will receive at maturity a cash payment, for each $10 principal amount Note, of $10.

Index Return	Index Ending Level - Index Starting Level
Index Starting Level

Maximum Gain	At least 48.75%. The actual Maximum Gain will be determined on the Trade Date and will not be less than 48.75%.

Index Starting Level	The Index closing level on the Trade Date.

Index Ending Level	The Index closing level on the Final Valuation Date.

Determining Payment at Maturity

For each $10 principal amount Note, you will receive a cash Payment at Maturity equal the principal amount of $10 per Note.

* Subject to the impact of a commodity hedging disruption event as described under “General Term of Notes — Market Disruption Events” and “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event” in the accompanying product supplement no. UBS-9-A-II. In the event of a commodity hedging disruption event, we have the right, but not the obligation, to cause the calculation agent to determine on the commodity hedging disruption date the Option Value payable upon maturity. Under these circumstances, the Option Value payable upon maturity will be determined prior to, and without regard to the level of the Index on, the Final Valuation Date.

Examples of Hypothetical Payment at Maturity

The following tables and examples illustrate the hypothetical Payment at Maturity for each $10 principal amount Note. They are provided for illustrative purposes only and are only hypothetical; they do not purport to be representative of every possible scenario concerning the Index Ending Level relative to the Index Starting Level. The hypothetical examples assume a Maximum Gain of 48.75%. The actual Maximum Gain will be determined on the Trade Date and will not be less than 48.75%.

We cannot predict the Index Ending Level on the Final Valuation Date or the Index closing level on any trading day during the term of the Notes. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Index Starting Level used in the illustrations below is not the actual Index Starting Level of the Index. You should not take these examples as an indication or assurance of the expected performance of the Index. All prices in the illustrative examples are denominated in U.S. dollars and rounded to the nearest penny.

†	Principal protection is provided by JPMorgan Chase & Co. and, therefore, is dependent on the ability of JPMorgan Chase & Co. to satisfy its obligations when due.

Example 1—The Index Ending Level is greater than the Index Starting Level by 20.00%. Because the Index Return is 20.00%, investors would receive a Payment at Maturity of $12.00 per $10 principal amount Note, calculated as follows:

Payment at maturity per $10.00 principal amount	=	$10.00 + ($10.00 × Index Return)
	=	$10.00 + ($10.00 × 20.00%)
	=	$12.00

Example 2—The Index Ending Level is greater than the Index Starting Level by 60.00%. Because the Index Return of 60.00% is greater than the hypothetical Maximum Gain of 48.75%, investors would receive a Payment at Maturity of $14.88 per $10 principal amount Note, the maximum payment on the Notes, calculated as follows:

Payment at maturity per $10.00 principal amount	=	$10.00 + ($10.00 × Maximum Gain)
	=	$10.00 + ($10.00 × 48.75%)
	=	$14.88

Example 3—The Index Ending Level is less than the Index Starting Level by 20.00%. Because the Index closing level on the Final Valuation Date is less than the Index Starting Level, investors would receive a Payment at Maturity of $10 per $10 Note.

The Notes are intended to be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your Notes prior to maturity may be at a substantial discount from the principal amount of the Notes, even in cases where the Index has appreciated since the pricing date of the Notes. The potential Payments at Maturity described here assume that your Notes are held to maturity.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-9-A-II. Subject to the limitations described therein, in the opinion of our special tax counsel, Sidley Austin LLP, the Notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” You will generally be required to recognize interest income in each year at the “comparable yield,” as determined by us, although we will not make any payments with respect to the Notes until maturity. Interest included in income will increase your tax basis in the Notes. Generally, amounts received at maturity or upon an earlier sale or disposition in excess of your tax basis will be treated as additional interest income while any loss will be treated as an ordinary loss to the extent of all previous inclusions with respect to the Notes, which will be deductible against other income (e.g., employment and interest income), with the balance treated as capital loss, the deductibility of which may be subject to limitations. Purchasers who are not initial purchasers of Notes at the issue price should consult their tax advisers with respect to the tax consequences of an investment in the Notes, including the treatment of the difference, if any, between their tax basis in the Notes and the Notes’ adjusted issue price.

We will determine the comparable yield for the Notes and will provide such comparable yield, and the related projected payment schedule, in the pricing supplement for the Notes, which we will file with the SEC. If the Notes had priced on December 18, 2009 and we had determined the comparable yield on that date, it would have been an annual rate of 3.63%, compounded semi-annually. The actual comparable yield that we will determine for the Notes may be more or less than 3.63%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the Notes.

Key Risks

An investment in the notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the futures contracts comprising the Index or the physical commodities underlying such futures contracts. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-9-A-II. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

♦

The Notes Might Not Pay More than the Principal Amount — You may receive a lower Payment at Maturity than you would have received if you had invested in the futures contracts comprising the Index, physical commodities underlying such futures contracts, or contracts related to the Index. If the Index Ending Level is equal to or less than the Index Starting Level, the Payment at Maturity will only be equal to the full principal amount of your Notes. This will be true even if the Index closing level was higher than the Index Starting Level at some time during the term of the Notes but falls below the Index Starting Level on the Final Valuation Date.

♦

The Appreciation Potential of the Notes will be Limited by the Maximum Gain — If the Index Ending Level is greater than the Index Starting Level, for each $10 principal amount Note, you will receive at maturity any unpaid interest plus $10 plus a return that will not exceed the Maximum Gain, which will be determined on the Trade Date and which will not be less than 48.75% of the principal amount, regardless of the appreciation in the Index, which may be significant.

♦

Credit of the Issuer — The Notes are senior unsecured debt obligations of the Issuer, JPMorgan Chase & Co., and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Notes.

♦

UBS Securities LLC, an affiliate of UBS, is a Publisher of the Index and Responsible for Setting Guidelines and Policies Governing the Index — UBS Securities LLC is an affiliate of UBS Financial Services Inc., which will act as agent with respect to the Notes. UBS Securities LLC, along with Dow Jones Company Inc., is responsible for calculating, maintaining the Index and developing the guidelines and policies governing its composition and calculation. In addition, the policies, judgments and determinations for which UBS Securities LLC is responsible may affect the level of the Index and the value of your Notes. None of UBS Securities LLC, UBS Financial Services Inc., JPMSI or JPMorgan Chase & Co., or any of their or our affiliates, is under any obligation to consider your interests as an investor in the Notes and the offering of the Notes is not an investment recommendation of the Index.

Trading or transactions by UBS or its affiliates in the futures contracts that comprise the Index or the commodities underlying such futures contracts or in futures, options, exchange-traded funds or other derivative products on the commodities that underlie the Index, may adversely affect the market value of such commodities or products, the level of the Index, and, therefore, the market value of your Notes.

In addition, certain of UBS’s affiliates may underwrite or issue other securities or financial instruments indexed to the Index and related indices, and Dow Jones & Company, Inc. and UBS Securities LLC and certain of their affiliates may license the Dow Jones—UBS Commodity Index for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the level of the Index and therefore the value of your Notes.

♦

Commodity Market Risk — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your Notes.

♦

Any Changes in the Legal and Regulatory Regimes Governing Commodity Futures Contracts Could Lead to an Adjustment to Your Payment at Maturity on the Notes — The commodity futures contracts that comprise the Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could affect our ability to hedge our obligations under the notes. The Commodity Futures Trading Commission, which we refer to as the CFTC, and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency and the United States Congress has considered legislation that might, if enacted, require the CFTC to adopt rules that would subject us to position limits on positions in commodity futures contracts. Upon the occurrence of legal or regulatory changes that the calculation agent determines have interfered with our or our affiliates’ ability to hedge our obligations under the notes, or if for any other reason we or our affiliates are unable to enter into or maintain hedge positions the calculation agent deems necessary to hedge our obligations under the notes, we may, in our sole and absolute discretion, pay you an amount at maturity equal to $10.00 plus an “additional amount” determined in good faith and in a commercially reasonable manner by the calculation agent. The additional amount may be equal to zero. If the payment on your notes is adjusted, you will not be compensated for any loss due to the time value of money and you may not be able to reinvest your money in a comparable investment. See “Terms of the Notes –Market Disruption Events” in the accompanying product supplement no. UBS-9-A-II for more information.

♦

Potentially inconsistent research, opinions, or recommendations by JPMSI and UBS — JPMSI, UBS and their affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. JPMSI, UBS and their affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the Notes. Any research, opinions or recommendations expressed by JPMSI, UBS or their affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes. Any such research, opinions or recommendations could affect the Index closing level or the value of the equity securities included in the Index, and therefore the market value of the Notes.

♦

The Notes Are linked to the Dow Jones — UBS Commodity Index and not the Dow Jones—UBS Commodity Index Total ReturnSM—The notes are linked to the Dow Jones—UBS Commodity Index, an excess return index, and not the Dow Jones—UBS Commodity Index Total ReturnSM, a total return index, and therefore do not reflect interest that could be earned on funds committed to the trading of the underlying futures contracts.

♦	Tax Treatment — You should consult your own tax adviser about the tax treatment of the Notes as well as your own tax situation before investing in the Notes.

♦

Certain Built-In Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity — While the Payment at Maturity, if any, described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes commissions and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which JPMSI may be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the commissions and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

♦

Owning the Notes is Not the Same Thing as Owning the Futures Contracts That Comprise the Index or the Physical Commodities Upon Which Such Futures Contracts Are Based — The return on your notes will not reflect the return you would realize if you actually purchased the commodities upon which the futures contracts that compose the Basket Components are based, or exchange-traded or over-the-counter instruments based on such commodities, including the futures contracts that comprise the Index. You will not have rights that holders of such assets or instruments have.

♦

No Principal Protection Unless You Hold the Notes To Maturity — The Notes are not designed to be short-term trading instruments. You will receive at least the minimum payment of 100% of the principal amount of your Notes if you hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you will not receive principal protection. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦

Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMSI is willing to buy the Notes.

♦

Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦

Potential JPMorgan Chase & Co. Impact on Price — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the futures contracts that comprise the Index or the commodities underlying such futures contracts or in futures, options, exchange-traded funds or other derivative products on the commodities that underlie the Index, may adversely affect the market value of such commodities or products, the level of the Index, and, therefore, the market value of your Notes.

♦

Many Economic and Market Factors will Impact the Value of the Notes — In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility, frequency and magnitude of changes in the Index;

•	supply and demand trends at any time for the futures contracts comprising the Index or the physical commodities upon which such futures contracts are based;

•	the market price of the physical commodities upon which the futures contracts that compose the Index are based or the exchange-traded futures contracts on such commodities;

•

economic, financial, political and regulatory, geographical, meteorological or judicial events that affect commodities markets generally or the futures contracts underlying the Index, and which may affect the level of the Index and the Index Return;

•	interest and yield rates in the market generally;

•	the time to maturity of the Notes;

•	suspension or disruption of market trading in the U.S. dollar or the commodities that compose the Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

The Dow Jones — UBS Commodity Index

The Dow Jones—UBS Commodity Index is published by Dow Jones & Company, Inc. and UBS Securities LLC. As discussed more fully in the accompanying product supplement no. UBS-9-A-II under the heading “The Dow Jones—UBS Commodity Index,” the Dow Jones—UBS Commodity Index was introduced to provide a benchmark for commodities as an asset class, and is currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities. A futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodities included in the Dow Jones—UBS Commodity Index for 2009 are: aluminum, coffee, copper, corn, cotton, crude oil, gasoline, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybean oil, soybeans, sugar, wheat and zinc.

You can obtain the level of the Dow Jones—UBS Commodity Index from the Bloomberg Financial Market page “DJUBS <Index> <GO>“.

The graph below illustrates the weekly performance of the Dow Jones—UBS Commodity Index from January 1, 1999 to December 18, 2009. The historical levels of the Dow Jones—UBS Commodity Index should not be taken as an indication of future performance.

Source: Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.

The Dow Jones—UBS Commodity Index closing level on December 18, 2009 was 135.4904.

The information on the Dow Jones—UBS Commodity Index provided in this free writing prospectus should be read together with the discussion under the heading “The Dow Jones—UBS Commodity Index” beginning on page PS-31 of the accompanying product supplement no. UBS-9-A-II.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to indemnify UBS and JPMSI against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.

We have agreed that UBS may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of the pricing supplement, which is the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes.

Subject to regulatory constraints, JPMSI intends to offer to purchase the Notes in the secondary market, but it is not required to do so. We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and JPMSI and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-25 and “Plan of Distribution (Conflicts of Interest)” beginning on page PS-111 of the accompanying product supplement no. UBS-9-A-II.